Exhibit 5.1

[Letterhead of Allen & Gledhill LLP]

15 April 2009

Chartered Semiconductor Manufacturing Ltd.
60 Woodlands Industrial Park D, Street 2
Singapore 738406

Dear Sirs

Chartered Semiconductor Manufacturing Ltd.
Rights Offering of 6,869,926,194 Ordinary Shares directly or in the form of American Depositary Shares

1.	We have acted as legal counsel to Chartered Semiconductor Manufacturing Ltd. (the “Company”) in the Republic of Singapore in connection with a rights offering (the “Offering”) by the Company of 6,869,926,194 new ordinary shares (the “New Ordinary Shares”) in the capital of the Company, directly or in the form of American Depositary Shares (“ADSs”). The Offering in the United States is made pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the United States Securities and Exchange Commission (the “Commission”) on 28 November 2008 (File No. 333-155774), as amended by Amendment No. 1 filed with the Commission on 9 March 2009 (collectively, together with the documents incorporated by reference therein, the “Registration Statement”), a base prospectus (including the documents incorporated by reference therein, the “Base Prospectus”) dated 9 March 2009, relating to certain debt and equity securities of the Company and included in the Registration Statement, and a prospectus supplement dated 11 March 2009 to the Base Prospectus (together with the Base Prospectus, and including the documents incorporated by reference therein, the “Prospectus”) relating to the New Ordinary Shares filed with the Commission pursuant to Rule 424(b) under the Act.

2. For the purpose of rendering this opinion, we have examined:

(a)	a copy of the Registration Statement;

(b)	a copy of the Prospectus;

(c)	certified true copies of the Memorandum and Articles of Association, and the Certificate of Incorporation, of the Company;

(d)	copies and certified extracts of resolutions of the Board of Directors of the Company (“Board Resolutions”) and of the shareholders of the Company (“Shareholders’ Resolutions”) passed since the date of incorporation of the Company up to the date hereof relating to, inter alia, the authorisation for the issue of, and the allotment and issue of, shares in the capital of the Company and the Offering which were provided to us for inspection by the Company; and

(f)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.

3. We have assumed:

(a)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(b)	that copies of the Memorandum and Articles of Association, and the Certificate of Incorporation, of the Company submitted to us for examination are true, complete and up-to-date copies;

(c)	that copies of the Board Resolutions and Shareholders’ Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Board Resolutions and Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Board Resolutions and Shareholders’ Resolutions;

(d)	that there are no provisions of the laws of any jurisdiction other than Singapore which may be contravened by the issue, offering and delivery of the New Ordinary Shares and insofar as any obligation expressed to be incurred or performed under the Offering falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(e)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the issue, offering or sale of the New Ordinary Shares have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied; and

(f)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside Singapore, at any time prior to, on or subsequent to the issue of the New Ordinary Shares, for the issue, offering or sale of the New Ordinary Shares, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been or will be satisfied.

4.	Based on the foregoing, we are of the opinion that the rights to subscribe for the New Ordinary Shares (the “Share Rights”) and the New Ordinary Shares underlying the Share Rights have been duly authorised by the Company and are validly issued and (in the case of the New Ordinary Shares) fully paid and non-assessable. For the purposes of this opinion we have assumed that the term “non-assessable” in relation to New Ordinary Shares means under Singapore law that holders of such New Ordinary Shares, having fully paid up all amounts due on such New Ordinary Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities solely as holders of such New Ordinary Shares

5.	This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

6. The qualifications to which this opinion is subject are as follows:

(a)	this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion that may alter, affect or modify the opinion expressed herein.

7.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering, the Share Rights or the New Ordinary Shares or otherwise including, but without limitation, any other document signed in connection with the Offering, the Share Rights or the New Ordinary Shares.

8.	We consent to your filing of this legal opinion as an exhibit to the Company’s Registration Statement by submitting it to the Commission as an exhibit to a report on Form 6-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission.

Yours faithfully

/s/ Allen & Gledhill LLP